SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                -----------------

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): January 17, 2002

                              SILVER STAR FOODS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    New York
                 (State or Other Jurisdiction of Incorporation)

                                    333-42311
                                    ---------
                            (Commission File Number)


                                   11-3265942
                                   ----------
                       (IRS Employer Identification No.)

                    7520 Avenue V, Brooklyn, New York     11234
             -------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (718)763-3000
              (Registrant's Telephone Number, Including Area Code)

          (Former Name or Former Address, if Changed Since Last Report)


ITEM 5.  Other Events and Regulation FD Disclosure.

G.O.A.T., INC. AGREEMENT

In October 2001, G.O.A.T., Inc. ("G.O.A.T.") and Premier Sports Media and Entertainment Group, Inc. ("Premier") entered into an agreement whereby G.O.A.T. granted to Premier the non-exclusive right to develop and publish a magazine chronicling the heavyweight boxing championship and featuring Muhammad Ali as one of several former champions. Mr. Ali is the president of G.O.A.T. Premier was also granted the right to use Mr. Ali's name and likeness in the magazine. Substantially all of the content of the magazine and it promotion is subject to G.O.A.T.'s approval. G.O.A.T. further agreed that Mr. Ali would attend one press conference and reception, both of which must be held on the same day, the travel and other expenses of which are to be borne by Premier. Premier agreed, at its expense, to develop and publish the magazine in conformance with the specifications set forth in the agreement not later than February 1, 2002 and to obtain all necessary consents, copyrights and approvals. Premier agreed to pay G.O.A.T. a $500,000 advance upon execution of the agreement. G.O.A.T. has the right to terminate the agreement if (a) the magazine is not published on or before February 1, 2002, (b) there is a material breach of the agreement or (c) there is a failure to make a required payment to G.O.A.T. Premier agreed to pay G.O.A.T., on a quarterly basis, 50% of net profits derived from the magazine.

Premier was unable to pay the cash advance to G.O.A.T. The agreement was amended to provide that the amount of the advance then due would be reduced to $300,000 and the balance of $200,000 would be payable for Premier's first proceeds from the magazine. The amendment also provided that Silver Star Media Group, Inc., a wholly owned subsidiary of the registrant ("SSMG") would be the co-publisher of the magazine and that SSMG would be bound by the terms of the original agreement.

On December 28, 2001, SSMG, Jaguar Investments, Inc. ("Jaguar"), Prestige International, Inc. ("Prestige") and Premier entered into an agreement pursuant to which SSMG paid G.O.A.T. the $300,000 cash advance and Premier agreed to spend $100,00 toward the completion of the magazine. Although Premier subsequently defaulted on its obligation because it was unable to raise capital, an initial draft of the magazine was completed and submitted to G.O.A.T for its approval, which approval has not yet been obtained. SSMG agreed to collect and disburse all revenues from the magazine. The parties further agreed that after all costs are paid, prior to any profit distribution, $200,000 representing the unpaid portion of the advance will be paid to G.O.A.T., an aggregate of $350,000 will be paid to SSMG, Jaguar, Premier and certain of their affiliates as management and consulting fees and a publishing bonus. The foregoing includes a management fee of $50,000 to be paid to SSMG. There can be no assurance that G.O.A.T. will agree that such amounts are items of expense to be utilized in the determination of net profits derived from the magazine. The parties further agreed that SSMG will receive 15% of net profits derived from the magazine.

On December 26, 2001, Silver Star and Premier entered into an agreement with InstaGrafix, Inc. ("InstaGrafix") whereby InstaGrafix agreed to print an initial run of 600,000 magazines at $1.00 per magazine with shipping commencing on February 4, 2001. InstaGrafix further agreed to defer payment until the remaining balance of $200,000 of the advance is paid. SSMG has not verified InstaGrafix's ability to print and deliver the magazines on a timely basis, if at all.

Neither the registrant nor any of its affiliates has had any prior experience in publishing or distributing a magazine. No market studies were conducted in connection with the magazine. There can be no assurance that the magazine, if published and distributed, will generate any significant revenues or that SSMG will be able to recoup its costs or receive any profit.

The funds provided by SSMG were advanced to SSMG by the registrant and represented a portion of the proceeds obtained by the registrant from its public offering of common stock. The use of those proceeds constitutes a change from the anticipated use of the proceeds as set forth in the registrant's registration statement, as amended, on Form SB-2.

The registrant intends to shortly file an amendment to its Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001 and its Quarterly Reports on Form 10-QSB for the quarterly periods ended June 30, 2001 and September 30, 2001.

As previously reported, the registrant has determined not to make any further offers or sales of shares at this time.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               Silver Star Foods, Inc.
                                               a New York corporation

                                               By: /s/ Michael Trotta
                                               ---------------------------
                                                    Michael Trotta
                                                    President
DATED: January 24, 2002